Exhibit 99.1

CFBanc Corportion and Subsidiaries

Consolidated Financial Statements

December 31, 2020 and 2019

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

CFBanc Corporation and Subsidiaries

Contents

Tel: 215-564-1900 Fax: 215-564-3940 www.bdo.com	Ten Penn Center 1801 Market Street, Suite 1700 Philadelphia, PA 19103

Independent Auditor’s Report

Board of Directors and Shareholders
CFBanc Corporation and Subsidiaries
Washington, D.C.

Opinion

We have audited the consolidated financial statements of CFBanc Corporation and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for  the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Philadelphia, Pennsylvania
May 20, 2021

Consolidated Financial Statements

CFBanc Corporation and Subsidiaries

Consolidated Balance Sheets (Dollars in thousands, except per share data)

December 31,	2020	2019

Assets
Cash and due from ban	$853	$2,293
Interest bearing deposits in other financial institutions	28,322	67,561
Federal funds sold	53,896	48,454

Total cash and cash equivalents	83,071	118,308

Certificates of deposit in other financial institutions	2,722	4,954
Securities available-for-sale, at fair value	125,462	94,362
Federal Reserve Bank stock, at cost	693	693
Federal Home Loan Bank stock, at cost	479	479
Loans, less allowance for credit losses 2020 $2,093; 2019 $2,108 (includes $14 million loan of the consolidated VIE)	215,735	138,495
Accrued interest receivable on investment securities and loans	1,577	1,152
Bank premises and equipment, at cost, less accumulated depreciation	5,168	5,247
Deferred tax asset, net	187	142
Income tax receivable	60	-
Other assets	1,307	1,009

Total Assets	$436,461	$364,841

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Non-interest bearing demand	$44,542	$41,472
NOW	116,703	85,635
Money market	67,905	37,843
Savings	3,817	3,353
Time, $100,000 or more	10,118	19,852
Other time	87,257	87,084

Total deposits	330,342	275,239

Securities sold under agreements to repurchase	47,429	32,333
FHLB advances	3,092	3,232
Notes payable of the consolidated VIE	14,000	14,000
Accrued interest payable	106	326
Income tax payable	-	116
Other liabilities	2,676	2,165

Total Liabilities	397,645	327,411

Stockholders' Equity
Common stock	949	949
Preferred stock, Series B: par value $0.50, authorized 10,000 shares, issued and outstanding, 3,000 shares in 2019 and 2018, respectively, 4% dividend, liquidation value $1,000 per share	3,000	3,000
Surplus	18,246	18,246
Retained earnings	15,679	15,109
Accumulated other comprehensive income, net of tax	1,105	376
Less: Treasury stock	(330)	(330)

Total CFBanc Corporation and Subsidiaries stockholders' equity	38,649	37,350

Noncontrolling interest	167	80

Total Stockholders' Equity (including noncontrolling interest)	38,816	37,430

Total Liabilities and Stockholders' Equity	$436,461	$364,841

See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Income (Dollars in thousands)

Years Ended December 31,	2020	2019

Interest Income
Loans, including fees	$8,595	$7,021
Taxable investment securities	1,911	1,916
Federal funds sold	315	1,210
Deposits in other financial institutions	319	1,941

Total Interest Income	11,140	12,088

Interest Expense
Deposits	1,052	1,223
Securities sold under agreements to repurchase	96	82
FHLB advances	83	87
Notes payable	525	525

Total Interest Expense	1,756	1,917

Net interest income	9,384	10,171

Provision for (Benefit from) Credit Losses	114	(46)

Net Interest Income After Provision for (Benefit From) Credit Losses	9,270	10,217

Noninterest Income
Service charges on deposit accounts	52	71
BEA grant income	152	233
Gains on sales of available-for-sale investment securities	873	-
Other noninterest income	771	1,529

Total Noninterest Income	1,848	1,833

Other Expenses
Salaries and employee benefits	5,964	6,271
Professional fees	973	1,100
Occupancy and equipment	465	484
Data processing expense and network administration	1,044	643
Gain on sale of other real estate owned	-	(325)
Indemnification fees	-	147
Other expenses	1,783	1,374

Total Other Expenses	10,229	9,694

Income before income taxes	889	2,356

Provision for Income Taxes	112	654

Net Income	777	1,702

Less: Net income attributable to noncontrolling interest	(87)	(243)

Net Income Attributable to CFBanc Corporation and Subsidiaries	$690	$1,459

See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (Dollars in thousands)

Years Ended December 31,	2020	2019

Net Income	$777	$1,702

Other Comprehensive Income, Net of Tax
Unrealized holding gains on available-for-sale securities, net of income tax expense of $506 and $624, respectively	1,362	1,575

Less: Reclassification adjustment for realized gain on available-for-sale securities, net of income tax expense of $240 and $0, respectively	(633)	-

Total Other Comprehensive Income, Net of Tax	729	1,575

Comprehensive income	1,506	3,277

Comprehensive Income Attributable to Noncontrolling Interest	(87)	(243)

Comprehensive Income Attributable to CFBanc Corporation and Subsidiaries	$1,419	$3,034

See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity (Dollars in thousands)

	Common Stock	Preferred Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Treasury Stock	Total CFBanc Corporation and Subsidiaries Stockholders’ Equity	Non- controlling Interest	Total Stockholders’ Equity (including Non- controlling Interest)

Balance, January 1, 2019	$949	$3,000	$18,246	$13,770	$(1,199)	$(330)	$34,436	$147	$34,583

Net income	-	-	-	1,459	-	-	1,459	243	1,702
Distributions to noncontrolling interest	-	-	-	-	-	-	-	(310)	(310)
Other comprehensive income, net of tax	-	-	-	-	1,575	-	1,575	-	1,575
Preferred stock dividends paid	-	-	-	(120)	-	-	(120)	-	(120)

Balance, December 31, 2019	$949	$3,000	$18,246	$15,109	$376	$(330)	$37,350	$80	$37,430

Net income	-	-	-	690	-	-	690	87	777
Other comprehensive income, net of tax	-	-	-	-	729	-	729	-	729
Preferred stock dividends paid	-	-	-	(120)	-	-	(120)	-	(120)

Balance, December 31, 2020	$949	$3,000	$18,246	$15,679	$1,105	$(330)	$38,649	$167	$38,816

See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Dollars in thousands)

Years Ended December 31,	2020	2019

Cash Flows from Operating Activities
Net income	$777	1,702
Adjustments to reconcile change in net income to net cash provided by operating activities:
Amortization and accretion	227	167
Depreciation	183	205
Deferred taxes, net	(333)	10
Provision for (benefit from) credit losses	114	(46)
Provision for (benefit from) unfunded off-balance sheet commitments	102	(71)
Gain on sale of available-for-sale securities	(873)	-
Gain on sale of other real estate owned	-	(325)
Changes in assets and liabilities:
Increase in accrued interest receivable	(425)	(33)
(Increase) decrease in income taxes receivable	(60)	91
(Decrease) increase in other assets	(298)	524
(Decrease) increase in accrued interest payable	(220)	61
(Decrease) increase in income taxes payable	(116)	116
Increase in other liabilities	409	26

Net Cash (Used in) Provided by Operating Activities	(513)	2,427

Cash Flows from Investing Activities
Purchases of available-for-sale securities	(100,263)	(29,334)
Purchases of certificate of deposits in other institutions	(248)	(496)
Purchases of FHLB stock	-	(52)
Proceeds from sales of available-for-sale securities	25,472	-
Proceeds from repayments of available-for-sale securities	21,030	12,084
Proceeds from calls and maturities of available-for-sale securities	23,795	12,995
Proceeds from maturities of certificates of deposit in other institutions	2,480	3,947
Increase in loans, net	(76,825)	(9,405)
Proceeds from sale of other real estate owned	-	2610
Purchases of premises and equipment	(104)	(46)

Net Cash Used in Investing Activities	(104,663)	(7,697)

Cash Flows from Financing Activities
Increase in noninterest-bearing deposits, NOW accounts, money market accounts, and savings accounts, net	64,664	5,339
(Decrease) increase in time deposits, net	(9,561)	3,779
Increase in securities sold under agreements to repurchase, net	15,096	4,760
Decrease in FHLB advances	(140)	(140)
Preferred stock dividends paid	(120)	(120)
Distributions to noncontrolling interest	-	(310)

Net Cash Provided by (Used in) Financing Activities	69,939	(4,928)

Net (decrease) increase in cash and cash equivalents	(35,237)	(10,198)

Cash and Cash Equivalents, Beginning of Year	118,308	128,506

Cash and Cash Equivalents, End of Year	$83,071	$118,308

Supplementary Cash Flow Information
Interest paid	$1,976	$1,856
Income taxes paid	$455	$455

See accompanying notes to consolidated financial statements.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

1 .  Significant Accounting Policies

CFBanc Corporation (the ‘‘Company’’) is a bank holding company, whose principal activity is the ownership and management of its wholly-owned subsidiary, City First Bank of D.C., National Association (the ‘‘Bank’’). The Bank wholly owns 1432 U Street LLC, a real estate holding company, City First Real Estate LLC, City First Real Estate II LLC, City First Real Estate III LLC, and City First Real Estate IV LLC, entities formed to hold real estate acquired in connection with loan foreclosures. CF New Markets Advisors, LLC (‘‘CFNMA’’), an entity formed to manage the New Markets Tax Credit (‘‘NMTC’’) program, is majority-owned by the Bank. In addition, CFNMA also consolidates CFC Fund Manager II, LLC, City First New Markets Fund II, LLC (the ‘‘Allocatee’’), City First Capital IX, LLC (see Note 16) and City First Capital 45, LLC (‘‘CFC 45’’) (see Notes 10 and 16) into its financial results.

The Bank provides financial services to individuals and corporate customers, focusing primarily on the low-and-moderate income neighborhoods of the District of Columbia, and is subject to competition from other financial institutions. The Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities. The accounting and reporting policies of the Company and its subsidiaries conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

The Bank participates in the NMTC program administered by the U.S. Treasury Department’s Community Development Financial Institutions (“CDFI”) Fund, and since 2003 has been issued $503.0 million in Qualified Equity Investments either directly or through various subsidiaries (see Note 16).

On August 26, 2020, the Company announced that the boards of directors of Broadway Financial Corporation (‘‘Broadway’’) and the Company each unanimously approved an agreement to merge the two companies in a merger of equals transaction. This transaction was completed on April 1, 2021. Pursuant to the merger agreement, the Company merged with and into Broadway, with Broadway continuing as the surviving company. Broadway Federal Bank, f.s.b. (‘‘Broadway Federal Bank’’) was merged with and into the Bank, with the Bank being the surviving bank and continuing its historic business, as well as the historic business of Broadway Federal Bank, as a national bank. The combined holding company is headquartered in Los Angeles, California and the combined bank is headquartered in Washington, DC. The merger involved 100% stock consideration with a fixed exchange ratio. In the merger, the holders of CFBanc Corporation common stock received 13.626 shares of Broadway common stock for each share of CFBanc Corporation common stock they owned. Following the completion of the merger, former holders of Broadway common stock own approximately 52.5% and former holders of CFBanc Corporation common stock own approximately 47.5% of the common stock of the combined company. Additional details of the merger are provided in the related Form S-4 filing.

Significant accounting policies not disclosed elsewhere in the consolidated financial statements are as follows:

Principles of Consolidation

The consolidated financial statements include the accounts of CFBanc Corporation, and the following wholly-owned or majority-owned subsidiaries: City First Bank of D.C., N.A., 1432 U Street LLC, City First Real Estate LLC, City First Real Estate II LLC, City First Real Estate III LLC, and City First Real Estate IV LLC and CF New Markets Advisors, LLC (“CFNMA”). In addition, CFNMA also consolidates CFC Fund Manager II, LLC, City First New Markets Fund II, LLC (the “Allocatee”), City First Capital IX, LLC (see Note 16) and City First Capital 45, LLC (“CFC 45”) (see Notes 10 and 16) into its financial results. All significant inter-company balances and transactions have been eliminated in consolidation.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The consolidated financial statements also include other entities in which the Company has a controlling financial interest and certain variable interest entities (“VIEs”). We consolidate a VIE where we hold a variable interest and are the primary beneficiary. The VIE, CFC 45, is a Community Development Entity (“CDE”). We are the primary beneficiary because we have the power to direct activities that most significantly affect the economic performance and have the obligation to absorb the majority of the losses or benefits. The Company adopted Accounting Standards Codification (“ASC”) Topic 810, Noncontrolling Interests, on January 1, 2009. Accordingly, for consolidated subsidiaries that are less than wholly-owned, the third-party holdings of equity interests are referred to as noncontrolling interests. The portion of net income attributable to noncontrolling interests for such subsidiaries is presented as net income applicable to noncontrolling interests on the consolidated statements of income, and the portion of the stockholders’ equity of such subsidiaries is presented as noncontrolling interests on the consolidated balance sheets and consolidated statements of changes in stockholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair values and impairments of financial instruments, the status of contingencies and the valuation of deferred tax assets.

Restrictions on Cash and Cash Equivalents

As a member of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. Those balances include usable vault cash and amounts on deposit with the Federal Reserve Bank. The Bank had compensating balance requirements or required cash reserves with correspondent banks totaling $360 thousand and $1.8 million as of December 31, 2020 and 2019, respectively. The Bank also holds escrow reserves in conjunction with mortgage loans totaling $387 thousand and $474 thousand at December 31, 2020 and 2019, respectively.

Risks and Uncertainties

The outbreak of COVID-19 has adversely impacted a broad range of industries in which our customers operate and could impair their ability to fulfill their financial obligations to us. The World Health Organization has declared COVID-19 to be a global pandemic, and the President declared a National Emergency on March 13, 2020. The federal, state, and local governmental response to the pandemic has included orders closing non-essential businesses and directing individuals to restrict their movements, wear face coverings in public settings, observe social distancing and stay at home. The spread of COVID-19 has caused significant disruptions to the U.S. economy and has disrupted banking and other financial activity in the areas in which we operate.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The U.S. Congress, the President, and the Federal Reserve have taken several actions designed to cushion the economic fallout. Most notably, the CARES Act, a $2 trillion legislative package, was signed into law at the end of March 2020. The goal of the CARES Act was to prevent a severe economic downturn through various measures, including direct financial aid to American families and economic stimulus to significantly impacted industry sectors. The CARES Act provides certain measures to support individuals and businesses in maintaining solvency through monetary relief, including in the form of financing, loan forgiveness and automatic forbearance for federally backed mortgage loans. The federal banking agencies have also encouraged banks to work with their borrowers to modify loans as may be appropriate. In addition to the general impact of COVID-19, certain provisions of the CARES Act, as well as other recent legislative and regulatory relief efforts, are expected to have a material impact on our operations.

Our business is dependent upon the willingness and ability of our employees and customers to conduct banking and other financial transactions. If the global response to contain COVID-19 escalates further or is unsuccessful, we could experience a material adverse effect on our business, financial condition, and results of operations. The continuation of the economic effects of the COVID-19 pandemic and actions taken in response to it, including the impacts of loan forbearances and other provisions of the CARES Act and other federal and state measures, have had and may in the future continue to have an adverse impact on CFBanc’s business and results of operations, and the operations of its borrowers, customers and business partners. The uncertainty regarding the duration of the pandemic and the resulting economic disruption has caused increased market volatility and a significant decrease in consumer confidence and business generally and has led to an economic recession. The ultimate impact of these factors over the longer term is uncertain and CFBanc does not yet know the full extent of the impacts on CFBanc’s business, operations or the global economy. However, the decline in economic conditions, and the prolonged negative impact on small to medium sized businesses due to COVID-19 is likely to result in an adverse effect to CFBanc’s business, financial condition and results of operations in future periods.

Consistent with regulatory guidance to work with borrowers during this unprecedented situation and as outlined in the CARES Act, we are executing a payment deferral program for our commercial lending clients that are adversely affected by the pandemic. Depending on the demonstrated need of the client, we are deferring either the full loan payment or the principal component of the loan payment generally for 90 days. As of April 1, 2021, the date of the merger, CFBanc has granted approximately 33 temporary loan modifications, totaling approximately $61.2 million, or 28.4% of total loans. In accordance with interagency guidance issued in March 2020, these short-term deferrals are not considered TDRs. As of April 1, 2021, of the 33 temporary loan modifications, all borrowers have resumed making payments, and currently there are no requested temporary loan modifications.

With the passage of the Paycheck Protection Program (“PPP”), administered by the Small Business Administration (“SBA”), we actively participated in assisting our customers with applications for resources through the program. Most of the PPP loans we originated have a two-year term and earn interest at 1%. We believe that most of these loans will ultimately be forgiven by the SBA in accordance with the terms of the program. As of December 31, 2020, CFBanc held approximately 127 loans for customers under the PPP totaling approximately $31.6 million. The loans have maturities ranging from April 2022 to September 2025. CFBanc expects to recognize total fee income of approximately $836 thousand over the lives of the loans. It is our understanding that loans funded through the PPP program are fully guaranteed by the U.S. government. Should those circumstances change, we could be required to establish additional allowance for credit losses through a charge to earnings.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Securities Available-for-Sale

Securities not classified as held-to-maturity, including marketable debt and equity securities with readily determinable fair values, are classified as “available-for-sale.” Securities available-for-sale are acquired as part of the Bank’s asset/liability management strategy and may be sold in response to changes in interest rates, loan demand, changes in prepayment risk, and other factors. Securities available-for-sale are carried at fair values determined by quoted market prices. Unrealized gains and losses based on the difference between amortized cost and fair value are reported in other comprehensive income, net of any deferred tax. Realized gains (losses), using the specific identification method, are recorded on the trade date and are included as a separate component of noninterest income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Premiums and discounts are recognized in interest income using the effective interest method over the period to maturity. Additionally, declines in fair value of individual investment securities below their cost that are other than temporary are reflected as realized losses in the consolidated statements of income.

Other-than-Temporary Impairments

The Company evaluates all securities in its investment portfolio for other-than-temporary impairments. Management considers the facts of each security including the nature of the security, the amount and duration of the loss, credit quality of the issuer, the expectations for that security’s performance, and the Company’s intent and ability to hold the security until recovery, or whether it is more likely than not the Company will be required to sell the security before full recovery of the carrying amount. Declines in equity securities that are considered to be other than temporary are recorded as a charge to net income in the consolidated statements of income. Declines in debt securities that are considered to be other than temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other than temporary impairment related to the credit loss is recognized in net income.

The amount of the total impairment related to all other factors for securities available-for-sale is recognized in other comprehensive income, net of deferred income taxes.

Other Investment Securities

Restricted stock consists of Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) stocks and are equity interests in the FHLB and FRB, which do not have readily determinable fair values for purposes of ASC Topic 320, Accounting for Certain Investments in Debt and Equity Securities, because ownership is restricted and the stocks lack a market. These stocks are required for membership and can only be sold back to these member institutions and are recorded at cost. Unlike other types of stock, FHLB and FRB stocks are acquired primarily for the right to receive advances and loan participations rather than for the purpose of maximizing dividends or stock growth. No ready market exists for these stocks, and they have no quoted market value.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Loans and Allowance for Credit Losses

The Company grants commercial, real estate, industrial and consumer loans to customers largely in and around the Greater Washington D.C. Metropolitan Area. Given the community development focus of the Bank, the loan portfolio is comprised largely of commercial real estate loans, which are generally collateralized by real estate and other assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of the borrower’s assets collateralizing the loan. The ability of the Company’s debtors to honor their loan contracts is dependent on the cash flow generated from the real estate, which is largely dependent on general economic conditions in the Company’s market area. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balance, less the allowance for loan losses, and any deferred fees or costs on originated loans, which are amortized over the term of the loan using the effective interest rate method. Interest income on loans is accrued based on the principal amounts outstanding. It is the Bank’s policy to discontinue the accrual of interest when principal or interest is delinquent for ninety days or more or generally when a loan is specifically determined to be impaired. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest income generally is not recognized on specific impaired loans unless the loan has been performing for a reasonable period (usually six months) and the likelihood of further loss is remote. Cash collections on non-accrual loans are applied as reductions of the loan principal balance and no interest income is recognized on those loans until the principal balance has been collected. Interest income on other non-accrual loans may be recognized only to the extent of interest payments received. The carrying value of impaired loans is based on the present value of the loan’s expected future cash flows or, alternatively, the observable market price of the loan or the fair value of the collateral.

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, the value of the underlying collateral, and current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective, as it requires significant estimates, including the amounts and timing on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance.

A provision for credit losses is charged to operations based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least quarterly and more often if deemed necessary.

The allowance for credit losses typically consists of a specific component, a general component, and an unallocated component. The specific component of the allowance for credit losses reflects expected losses resulting from analyses developed through specific credit allocations for individual loans. The specific credit allocations are based on a review of all loans determined to be impaired. For loans that are not determined to be impaired, the Bank determines a general allowance for credit losses for each risk rating category within each specific loan classification. This allocation includes a historical loan loss element determined using the Bank’s and a select group of the Bank’s peer’s average three-year loss experience. Because this historical loss experience may not necessarily be representative of actual unrealized losses in the portfolio, the Bank also considers other qualitative factors such as loan concentrations, nature and volume of the portfolio, and national and local economic conditions, among others. The qualitative loss factors are updated regularly based on actual experience.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Any general portion of the allowance reflects management’s estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower’s performance or financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors.

For such loans that are classified as impaired, a specific allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable loss. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Reserve for Unfunded Commitments

The reserve for unfunded commitments is established through a provision for unfunded commitments. The reserve is calculated by utilizing the same methodology and qualitative factors as the allowance for credit losses. The reserve, based on evaluations of the collectability of loans and prior loan loss experience, is an amount that management believes will be adequate to absorb possible losses on unfunded commitments (off-balance sheet financial instruments) that may become uncollectible in the future and includes unfunded Letters of Credit, unfunded Lines of Credit, and loans not yet closed with commitments to lend.

Troubled Debt Restructurings

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, management may grant a concession for other than an insignificant period of time to the borrower that would not otherwise be considered, the related loan is classified as a troubled debt restructuring. Management strives to identify borrowers in financial difficulty early and work with them to modify to more affordable terms before their loan reaches non-accrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral.  Loans determined to be troubled debt restructurings are considered impaired loans.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Other Real Estate Owned (“OREO”)

OREO comprises properties acquired in partial or total satisfaction of problem loans and properties in the process of acquisition in partial or total satisfaction of problem loans. The properties are recorded at fair value (appraised value) at the date acquired less estimated costs to sell, resulting in a new basis. Losses arising at the time of acquisition of such properties are charged against the allowance for credit losses. Gains arising at the time of acquisition of such properties are recorded as noninterest income.  Subsequent write-downs that may be required and expenses of operation are included in other expenses.  Gains and losses realized from the sale of OREO are recognized upon sale and are included in other expenses. In 2019, the Company sold its only OREO, foreclosed in 2017, and recognized a gain of $325 thousand. There were no loans converted to OREO through foreclosure proceedings during the years ended December 31, 2020 and 2019.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of 39 years for buildings and 3 to 15 years for furniture and equipment. Leasehold improvements are being amortized over the lesser of estimated useful lives or term of the lease, including extensions. Gains or losses realized on the disposition of premises and equipment are reflected in the consolidated statements of income. Expenditures for repairs and maintenance are charged to non-interest expenses as incurred; improvements and betterments are capitalized.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are comprised of customer liability agreements with maturities of one day. These obligations are not federally insured but are collateralized by a security interest in various investment securities. These pledged securities are segregated and maintained by a third-party institution. The amortized cost of these securities at December 31, 2020 and 2019 was $46.4 million and $32.6 million, respectively, and the fair value was $47.2 million and $32.9 million, respectively.

Income Taxes

The Company and its subsidiaries file a consolidated Federal tax return. The provision for Federal and District of Columbia income taxes is based upon the consolidated results of operations, adjusted for tax-exempt income and is the total of the current year income tax due or refundable, the change in deferred tax assets and liabilities, and any adjustments related to unrecognized tax benefits. Deferred income taxes are provided to account for differences between financial and taxable bases using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has not identified any material uncertain tax positions.

Temporary differences which give rise to deferred tax benefits relate primarily to allowance for credit losses, allowance for unfunded off-balance sheet commitments, deferred loan fees, unearned grant revenue, New Market Tax credits, accrued compensation and net unrealized losses on securities available-for-sale.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Temporary differences that give rise to deferred tax liabilities relate to accumulated accretion of discount on debt securities, accumulated depreciation and net unrealized gains on securities available-for-sale.

Concentrations of Credit Risk

Most of the Bank’s activities are with individuals and corporate customers, focusing primarily on the low-and-moderate income neighborhoods of the District of Columbia. Note 2 includes disclosure of the types of investment securities in which the Bank invests. Note 3 includes disclosure of the types of lending in which the Bank engages. The Bank does not have any significant concentrations to any one customer; however, given the community development mission of the Bank, it does have a concentration in commercial real estate and construction lending. In addition, the borrowers’ ability to honor their loan contracts is influenced by the region’s economy.

The Bank has deposits in other financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). Management regularly evaluates the credit risk and concentrations associated with these transactions and believes that the Bank is not exposed to any significant credit risks or concentrations on these deposits.

Cash Flow Reporting

The Bank has included cash and due from banks and federal funds sold, which include interest bearing balances, as cash and cash equivalents for the purposes of reporting cash flows.

Recent Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as amended, that provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to customers. Financial instruments are not within the scope of the guidance. The guidance also provides for a model for the measurement and recognition of gains and losses on the sale of certain nonfinancial assets, such as property and equipment, including real estate. The standard was adopted using a modified retrospective approach. Periods prior to the date of adoption are not retrospectively revised, but a cumulative effect of adoption is recognized for the impact of the ASU on uncompleted contracts at the date of adoption. The Company adopted the pronouncement on January 1, 2020 and has completed an assessment of the revenue contracts for the revenue streams identified to be in scope. The Company’s accounting policies and revenue recognition principles did not change materially as the principles of ASC 606 are largely consistent with the historical revenue recognition practices.

In February 2016, The FASB issued ASU 2016-02, ‘‘Leases.’’ From the lessee’s perspective, the new standard establishes a right-of-use (‘‘ROU’’) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either a finance or operating lease, with classification affecting the pattern of expense recognition in the income statement for lessees. The guidance also eliminates the current real estate-specific provision and changes guidance on sale-leaseback transactions, initial direct costs and lease executory costs. For nonpublic companies, this update is effective for annual periods beginning after December 15, 2021 and is to be applied on a modified retrospective basis. Upon adoption of the new accounting standard, the Company anticipates recognizing a lease liability and related right-of-use asset on its balance sheet.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

In June 2016, the FASB has issued ASU 2016-13, ‘‘Financial Instruments - Credit Losses,’’ as amended, which amends the Board’s guidance on the impairment of financial instruments. The amended guidance requires financial assets measured at amortized cost to be presented at the net amount expected to be collected. The allowance for credit losses will represent a valuation account that is deducted from the amortized cost basis of the financial assets to present their net carrying value at the amount expected to be collected. The income statement will reflect the measurement of credit losses for newly recognized financial assets as well as expected increases or decreases of expected credit losses that have taken place during the period. When determining the allowance, expected credit losses over the contractual term of the financial asset(s) (taking into account prepayments) will be estimated considering relevant information about past events, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Subsequent changes in the allowance will be recorded through the income statement as an expense adjustment. In addition, the amended guidance requires credit losses relating to available-for-sale debt securities to be recorded through an allowance for credit losses. The calculation of credit losses for available-for-sale securities will be similar to how it is determined under existing guidance. In October 2019, the FASB affirmed its decision to extend the deadline to implement this ASU. For nonpublic entities this ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company is assessing the new guidance to determine what modifications to existing credit estimation processes may be required. The Bank is in the initial stages of evaluating the effect of this standard on its consolidated financial statements. The Company engaged a third-party vendor to assist in meeting the requirements under ASU 2016-13. The Company expects to recognize a one-time cumulative effect adjustment to the allowance for credit losses as of the beginning of the first reporting period in which the ASU is effective, but cannot yet determine the magnitude of any such one-time adjustment or the overall impact of the ASU on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, ‘‘Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) – Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.’’ The ASU is based on a consensus of the Emerging Issues Task Force and is expected to increase comparability in accounting for these transactions. ASU 2016-01 made targeted improvements to accounting for financial instruments, including providing an entity the ability to measure certain equity securities without a readily determinable fair value at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. Among other topics, the amendments clarify that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting. For non-public business entities, such as the Company, the amendments in the ASU are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. Early adoption is permitted. The Company does not expect the adoption of ASU 2020-01 to have a material impact on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04 ‘‘Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.’’ These amendments provide temporary optional guidance to ease the potential burden in accounting for reference rate reform. The ASU provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued. It is intended to help stakeholders during the global market-wide reference rate transition period. The guidance is effective for all entities as of March 12, 2020 through December 31, 2022. To facilitate an orderly transition from interbank offered rates (IBORs) and other benchmark rates to alternative reference rates (ARRs), the Company has established an enterprise-wide initiative led by senior management. The objective of this initiative is to identify, assess and monitor risks associated with the expected discontinuation or unavailability of benchmarks, including LIBOR, achieve operational readiness and engage impacted clients in connection with the transition to ARRs. The Company is assessing ASU 2020-04 and its impact on the Company’s transition away from LIBOR for its loan and other financial instruments.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

2.   Investment Securities

Securities available-for-sale are as follows (in thousands):

December 31, 2020	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government agencies	$25,388	$125	$(54)	$25,459
Mortgage-backed securities	79,372	1,468	(69)	80,771
Collateralized mortgage obligations	2,026	16	-	2,042
Municipal taxable	1,224	6	-	1,230
SBA loan pools	15,926	113	(79)	15,960

	$123,936	$1,728	$(202)	$125,462

December 31, 2019	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government agencies	$22,585	$156	$(38)	$22,703
Mortgage-backed securities	63,390	547	(97)	63,840
SBA loan pools	7,856	23	(60)	7,819

	$93,831	$726	$(195)	$94,362

At December 31, 2020 and 2019, there were no securities held-to-maturity.

The table below shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2020.

Securities available-for-sale (in thousands):

December 31, 2020	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized losses

U.S. Government agencies	$10,522	$(54)	$-	$-	$10,522	$(54)
Mortgage-backed securities	26,021	(58)	1,402	(11)	27,423	(69)
SBA loan pools	7,998	(68)	1,808	(11)	9,806	(79)

	$44,541	$(180)	$3,210	$(22)	$47,751	$(202)

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The table below shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2019.

Securities available-for-sale (in thousands):

December 31, 2019	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized losses

U.S. Government agencies	$3,056	$(17)	$13,010	$(21)	$16,066	$(38)
Mortgage-backed securities	12,915	(46)	6,171	(51)	19,086	(97)
SBA loan pools	2,607	(38)	3,609	(22)	6,216	(60)

	$18,578	$(101)	$22,790	$(94)	$41,368	$(195)

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2020, there were 24 securities in the less-than-twelve-months category and 9 securities in the twelve-months-or-more category for the available-for-sale portfolio. Included in the 24 securities in the less-than-twelve months category for available-for-sale securities are 15 agency securities, 5 mortgage-backed securities and 4 SBA loan pool securities. The 9 securities in loss positions for greater than twelve-months-or-more category for the available-for-sale portfolio are 4 mortgage-backed securities and 5 SBA loan pool securities.

At December 31, 2019, there were 11 securities in the less-than-twelve-months category and 25 securities in the twelve-months-or-more category for the available-for-sale portfolio. Included in the 11 securities in the less-than-twelve months category for available-for-sale securities are 1 agency securities, 8 mortgage-backed securities and 2 SBA loan pool securities. The 25 securities in loss positions for greater than twelve-months-or-more category for the available-for-sale portfolio are 7 agency securities, 11 mortgage-backed securities and 7 SBA loan pool securities.

Management believes that the estimated fair values of the securities noted above are primarily dependent on the movement in market interest rates. These investment securities are comprised of securities that are rated investment grade by at least one bond credit rating service, pools of loans from the Small Business Administration and pools of loans from a government sponsored enterprise. Management believes that these fair values will recover as the underlying portfolios mature. The Company does not intend to sell and expects that it is not more likely than not that it will be required to sell the investment securities prior to an anticipated recovery in fair value. Management does not believe any individual unrealized loss as of December 31, 2020 or 2019 represents an other-than-temporary impairment.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Contractual maturities of investment securities at December 31, 2020 are shown below. Actual maturities may differ from contractual maturities because debtors may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities have no stated maturity and primarily reflect investments in various Pass-through and Participation Certificates issued by the Federal National Mortgage Association, the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation, and the Small Business Administration. Repayment of mortgage-backed securities is affected by the contractual repayment terms of the underlying mortgages collateralizing these obligations and the current level of interest rates.

The following is a summary of maturities of securities available-for-sale (in thousands):

December 31, 2020	Available-for-Sale
	Amortized Cost	Fair Value

Amounts maturing:
Less than one year	$7,749	$7,764
After one year through five years	3,996	4,105
After five years through ten years	11,800	11,751
Greater than ten years	3,067	3,069
Mortgage-backed, due in monthly installments	79,372	80,771
Collateralized mortgage obligations, due in monthly installments	2,026	2,042
SBA loan pool, due in monthly installments	15,926	15,960

	$123,936	$125,462

During 2020 and 2019, proceeds from maturities and calls of available-for-sale securities were $24 million and $13 million, respectively, and principal repayments of available-for-sale securities were $21 million and $12 million, respectively. Proceeds from the sales of securities during 2020 were $25 million and gross realized gains were $873 thousand. There were no realized losses on sales of securities during 2020. There were no sales of securities available-for-sale during 2019.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

3.   Loans and Allowance for Credit Losses

The Bank makes loans to customers primarily within the Metropolitan D.C. area. A substantial portion of its loan portfolio consists of commercial real estate mortgages.

The principal categories of the loan portfolio are as follows (in thousands):

	2020	2019

Loans secured by real estate:
Construction, land development and other land loans	$25,283	$10,965
Loans secured by 1-4 family residential properties	12,118	8,786
Secured by multi-family (5 or more) residential properties	43,927	27,848
Secured by nonfarm nonresidential properties	62,196	50,038
Commercial and industrial loans	74,646	43,185

	218,170	140,822
Less: Unearned income on loans	342	219

	217,828	140,603
Less: Allowance for credit losses	2,093	2,108

	$215,735	$138,495

In the normal course of banking business, loans are made to officers and directors and their affiliated interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations, and do not involve more than the normal risk of collectability or present other unfavorable terms.

Executive officers, directors, and their affiliated interests enter into loan transactions with the Bank in the ordinary course of business.  At December 31, 2020 and 2019, the amounts of such loans outstanding totaled $7.3  million and $7.3 million, respectively. During 2020, there were $1.3 million in new loans and $1.3 million in repayments.  During 2019, there were two new loans and $0 in repayments.

At December 31, 2020 and 2019, there were $7.8 million and $3.2 million outstanding loan commitments. Unused lines of credit and letters of credit were as follows (in thousands):

	2020	2019

Commercial lines of credit	$8,597	$2,547
Construction and real estate loans and lines	7,407	7,109
Unused letters of credit	335	315

	$16,339	$9,971

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Loan commitments and lines of credit are agreements to lend to customers as long as there are no violations of any conditions of the contracts. Loan commitments generally have interest rates at current market amounts, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Many of the loan commitments and lines of credit are expected to expire without being drawn upon; accordingly, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include deposits held in financial institutions, U.S. treasury securities, other marketable securities, accounts receivable, inventory, property and equipment, personal residences, income-producing commercial properties, and land under development. Personal guarantees are also obtained to provide added security for certain commitments.

Letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to guarantee the installation of real property improvements and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral and obtains personal guarantees supporting those commitments for which collateral or other securities is deemed necessary.

The Bank’s exposure to credit loss in the event of nonperformance by the customer is the contractual amount of the commitment. Loan commitments, lines of credit, and letters of credit are made on the same terms, including collateral, as outstanding loans. The Bank has provided a reserve for credit losses related to these financial instruments with off-balance sheet risk of $204 thousand and $103 thousand at December 31, 2020 and 2019, respectively, which is reflected in other liabilities.

Allowance for Loan Losses

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. The Company’s allowance for loan losses has two basic components: a general allowance reflecting historical losses by category and specific allowances for individually identified loans. Allowances on loans considered to be impaired under regulatory guidance are calculated separately from those loans determined to be without criticism under the same guidance. The portion of the allowance representing the specific allowances is established on individually impaired loans.

The Company uses an internal risk rating scale in evaluating its credit exposures of 10 – 90; with 10 – 50 considered as Pass loans and 60 considered as Special Mention loans, all of which are considered in the evaluation of the general allowance. Internal risk rating categories 70 and 80 are considered for impairment.

For purposes of determining the allowance for loan losses, the loan portfolio is segmented into loans secured by real estate, and commercial and industrial loans.  Loans secured by real estate consist of the following classifications:

•	Construction, land development and other land loans;
•	Loans secured by 1-4 family residential properties;
•	Loans secured by multi-family (5 or more) residential properties;
•	Loans secured by nonfarm nonresidential properties.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Each of these segments are reviewed and analyzed quarterly using the Bank’s and a select group of the Bank’s peers average historical charge-offs over a three-year period (2018 – 2020) for their respective segments as well as the following qualitative factors:

•	Changes in the levels and trends in delinquencies, non-accruals, classified assets and troubled debt restructurings
•	Changes in the nature and volume of the portfolio
•	Effects of any changes in lending policies and procedures, including underwriting standards and collections, charge-off and recovery practices
•	Changes in the experience, ability, and depth of management and staff
•	Changes in national and local economic conditions and developments, including the condition of various market segments
•	Changes in the concentration of credits within each pool
•	Changes in the quality of the Bank’s loan review system and the degree of oversight by the Board
•	Changes in external factors such as competition and the legal environment including Regulation B
•	Changes in the underlying collateral for collateral dependent loans

The above factors result in a FASB ASC 450-10-20 calculated reserve for environmental factors.

All credit exposures determined to be impaired with outstanding balances are to be reviewed no less frequently than quarterly for the purpose of determining if a specific allocation is needed for that credit. If a specific reserve is deemed appropriate, one is established. Specific reserves are generally charged off at the time of identification; however, the establishment of a specific reserve does not necessarily mean that the credit will incur loss at the reserve level.

It is only an estimation of potential loss based upon anticipated events. A specific reserve will not be established unless loss elements can be determined and quantified based on known facts.

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CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The total allowance below reflects management’s estimate of loan losses inherent in the loan portfolio as of December 31, 2020 (in thousands).

December 31, 2020	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Unallocated	Total

Balance, beginning of year	$139	$49	$627	$812	$290	$191	$2,108
Provision (benefit) of credit losses	294	65	(55)	(137)	138	(191)	114
Recoveries	-	-	-	-	-	-	-
Loans charged off	(129)	-	-	-	-	-	(129)

Balance, end of year	$304	$114	$572	$675	$428	$-	$2,093

Individually evaluated for impairment:
Balance in allowance	$-	$-	$-	$-	$-	$-	$-
Related loan balance	-	887	116	1,207	634	-	2,844

Collectively evaluated for impairment:
Balance in allowance	$304	$114	$572	$675	$428	$-	$2,093
Related loan balance	25,283	11,231	43,811	60,989	74,012	-	215,326

The total allowance below reflects management’s estimate of loan losses inherent in the loan portfolio as of December 31, 2019 (in thousands).

December 31, 2019	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Unallocated	Total

Balance, beginning of year	$194	$92	$758	$647	$294	$198	$2,183
Provision (benefit) of credit losses	(26)	(43)	(131)	165	(4)	(7)	(46)
Recoveries	-	-	-	-	-	-	-
Loans charged off	(29)	-	-	-	-	-	(29)

Balance, end of year	$139	$49	$627	$812	$290	$191	$2,108

Individually evaluated for impairment:
Balance in allowance	$-	$-	$-	$-	$-	$-	$-
Related loan balance	619	887	116	228	252	-	2,102

Collectively evaluated for impairment:
Balance in allowance	$139	$49	$627	$812	$290	$191	$2,108
Related loan balance	10,346	7,899	27,732	49,810	42,933	-	138,720

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Credit Quality Information

The following table represents credit exposures by creditworthiness category for the years ending December 31, 2020 and 2019. The use of creditworthiness categories to grade loans permits management to estimate a portion of credit risk. The Bank’s internal creditworthiness is based on experience with similarly graded credits. Loans that trend upward toward improved credit grades typically have less credit risk and loans that migrate downward typically have more credit risk.

The Bank’s internal risk ratings are as follows:

10	Excellent – minimal risk (normally supported by pledged deposits, United States government securities, etc.)
20	Above Average - low risk (all of the risks associated with this credit based on each of the Bank’s creditworthiness criteria are minimal)
30	Average – moderately low to average risk (most of the risks associated with this credit based on each of the Bank’s creditworthiness criteria are minimal to average)
40	Acceptable – moderate risk (the weighted overall risk associated with this credit based on each of the Bank’s creditworthiness criteria is acceptable but deemed more than average credit risk)
50
Monitor (Watch) – more than average credit risk that requires special monitoring (the weighted overall risk associated with this credit based on each of the Bank’s creditworthiness criteria is acceptable however, trends in the borrower’s affairs or the nature of the transaction may warrant closer attention)

60	Special Mention – moderately high risk (possesses potential weaknesses which may result in deterioration if left uncorrected)
70	Substandard – the Bank is inadequately protected and there exists the distinct possibility of loss if the deficiencies are not corrected
80	Doubtful – weaknesses make collection or liquidation in full, based on currently existing facts, improbable
90	Loss – considered uncollectible or of little value

Risk ratings 10 through 50 are considered Pass rated loans.

Risk ratings of loans by categories of loans are as follows (in thousands):

2020	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Total

Pass	$25,244	$10,270	$35,610	$44,250	$74,012	$189,386
Special mention	39	281	1,260	11,862	-	13,442
Substandard	-	1,567	7,057	6,084	569	15,277
Doubtful	-	-	-	-	65	65
Loss	-	-	-	-	-	-

	$25,283	$12,118	$43,927	$62,196	$74,646	$218,170

Non-accrual	$-	$887	$116	$1,207	$634	$2,844
Troubled debt restructure	-	-	-	-	-	-
Number of TDR accounts	-	-	-	-	-	-

Non-performing TDRs	-	-	-	-	-	-
Number of TDR accounts	-	-	-	-	-	-

2019	Construction and Development	1-4 Family Residential	Multi-Family Residential	Nonfarm Non- residential	Commercial and Industrial	Total

Pass	$9,896	$7,899	$19,191	$31,229	$39,504	$107,719
Special mention	450	-	3,687	9,356	3,274	16,767
Substandard	619	887	4,970	9,453	407	16,336
Doubtful	-	-	-	-		-
Loss	-	-	-	-		-

	$10,965	$8,786	$27,848	$50,038	$43,185	$140,822

Non-accrual	$619	$887	$116	$228	$252	$2,102
Troubled debt restructure	-	-	-	-	-	-
Number of TDR accounts	-	-	-	-	-	-

Non-performing TDRs	-	-	-	-	-	-
Number of TDR accounts	-	-	-	-	-	-

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The Bank had no troubled debt restructurings (“TDRs”) at December 31, 2020 and 2019 or during the years then ended. TDRs are considered impaired loans that have had terms restructured because the borrower is experiencing financial difficulties and a concession has been granted to the borrower. For TDRs, the valuation allowance amounts are determined by discounting the future expected cash flows under the modified agreements using the original effective interest rate and comparing the result to the carrying value of the loan.

Non-accrual loans totaled $2.8 million and $2.1 million at December 31, 2020 and 2019, respectively. Interest that would have been accrued under the terms of these loans totaled $180 thousand and $59 thousand for the years ended December 31, 2020 and 2019, respectively. There were no loans past due 90 days or more and still accruing interest at December 31, 2020 and 2019.

Current, past due, and non-accrual loans by categories of loans are as follows (in thousands):

2020	Current	30-89 Days Past Due	90 Days or More and Still Accruing	Non-accrual	Total

Construction and development	$25,244	$39	$-	$-	$25,283
1-4 family residential	11,231	-	-	887	12,118
Multi-family residential	43,276	535	-	116	43,927
Nonfarm nonresidential	60,989	-	-	1,207	62,196
Commercial and industrial	74,012	-	-	634	74,646

	$214,752	$574	$-	$2,844	$218,170

2019	Current	30-89 Days Past Due	90 Days or More and Still Accruing	Non-accrual	Total

Construction and development	$10,265	$81	$-	$619	$10,965
1-4 family residential	7,899	-	-	887	8,786
Multi-family residential	27,375	357	-	116	27,848
Nonfarm nonresidential	48,584	1,226	-	228	50,038
Commercial and industrial	42,418	515	-	252	43,185

	$136,541	$2,179	$-	$2,102	$140,822

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Impaired Loans

When management identifies a loan as impaired, the impairment is measured based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the sole (remaining) source of repayment for the loan is the operation or liquidation of the collateral. In these cases, management used the current fair value of the collateral, less selling cost when foreclosure is probable, instead of discounted cash flows. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance, if deemed uncollectible.

When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method. When the ultimate collectability of the total principal of an impaired loan is not in doubt and the loan is on non-accrual status, contractual interest may be credited to interest income when received, under the cash basis method.

The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable. Management determined the specific reserve in the allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, fewer selling costs was used to determine the specific allowance recorded.

Also presented are the average recorded investments in loans reported as impaired loans at December 31, 2020 and 2019 and the related amount of interest recognized during the time within the period that the impaired loans were impaired. When the ultimate collectability of the total principal of an impaired loan is in doubt and the loan is on non-accrual status, all payments are applied to principal, under the cost recovery method (in thousands).

2020	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment

Impaired loans with specific reserves:
Construction and development	$-	$-	$-	$-	$-
1-4 family residential	-	-	-	-	-
Multi-family residential	-	-	-	-	-
Nonfarm nonresidential	-	-	-	-	-
Commercial and industrial	-	-	-	-	-

Total impaired loans with specific reserves	$-	$-	$-	$-	$-

Impaired loans with no specific reserve:
Construction and development	$-	$-	$-	$-	$-
1-4 family residential	887	887	-	-	887
Multi-family residential	116	116	-	-	116
Nonfarm nonresidential	1,207	1,950	23	-	1,972
Commercial and industrial	634	637	14	-	616

Total impaired loans with no specific reserves	$2,844	$3,590	$37	$-	$3,591

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

2019	Recorded Investment	Unpaid Principal Balance	Interest Income Recognized	Specific Reserve	Average Recorded Investment

Impaired loans with specific reserves:
Construction and development	$-	$-	$-	$-	$-
1-4 family residential	-	-	-	-	-
Multi-family residential	-	-	-	-	-
Nonfarm nonresidential	-	-	-	-	-
Commercial and industrial	-	-	-	-	-

Total impaired loans with specific reserves	$-	$-	$-	$-	$-

Impaired loans with no specific reserve:
Construction and development	$619	$649	$-	$-	$649
1-4 family residential	887	887	-	-	887
Multi-family residential	116	116	-	-	116
Nonfarm nonresidential	228	1,205	-	-	257
Commercial and industrial	252	252	-	-	240

Total impaired loans with no specific reserves	$2,102	$3,109	$-	$-	$2,149

4.   Accrued Interest Receivable

Accrued interest receivable at December 31, 2020 and 2019 is as follows (in thousands):

	2020	2019

Loans	$1,209	$777
Certificates of deposit	11	14
Securities	357	361

	$1,577	$1,152

5.   Premises and Equipment

Bank premises and equipment are as follows (in thousands):

	2020	2019

Cost:
Land	$2,603	$2,603
Buildings	4,039	3,978
Furniture and equipment	850	806

	7,492	7,387
Less: accumulated depreciation	(2,324)	(2,140)

	$5,168	$5,247

Depreciation expense totaled $183 thousand and $205 thousand for the years ended December 31, 2020 and 2019, respectively.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

6.   Income Taxes

Income tax expense components are as follows (in thousands):

	2020	2019

Current:
Federal	$395	$452
D.C.	50	192

Total current	445	644

Deferred income taxes:
Federal	(225)	(9)
D.C.	(108)	19

Total deferred	(333)	10

Income tax expense	$112	$654

A reconciliation of income tax expense computed at the statutory rate of 21% to the actual income tax expense is as follows (in thousands):

	2020	2019

Tax expense at Federal statutory rate	$169	$493
Tax effect of:
Other	3	27
D.C. income taxes, net	(60)	134

Income tax expense	$112	$654

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Income taxes included in the balance sheets are as follows (in thousands):

	2020	2019

Deferred tax asset:
Allowance for credit losses	$304	$280
Allowance for unfunded off-balance sheet commitments	56	29
Deferred loan fees, net	94	62
Non-accrual interest	49	17
Accrued compensation	176	59
Unearned grant revenue	60	47
Other	24	-

	763	494

Deferred tax liabilities:
Accumulated securities discount accretion	15	29
Accumulated depreciation	118	168
Net unrealized gains on securities available-for-sale	443	155

	576	352

Net deferred tax asset	$187	$142

Income taxes do not include any taxes attributable to the noncontrolling interest, as the related entity is an LLC and the members have elected tax-exempt status.

Management has determined that no valuation allowance is required as it believes it is more than likely than not that all of the deferred tax assets will be fully realizable in the future. At December 31, 2020 and 2019, management believes there are no uncertain tax positions under ASC Topic 740, Accounting for Uncertainty in Income Taxes.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company’s federal income tax returns for 2017 – 2019 are subject to examinations by the IRS generally for three years after they were filed. In addition, the Company’s District of Columbia tax returns for the same years are subject to examination by tax authorities for similar time periods. The 2020 income tax return will be filed in 2021.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

7.   Deposits

Time deposits and their remaining maturities at December 31, 2020 are as follows (in thousands):

2021	$94,197
2022	2,803
2023	319
2024	50
2025	6

$97,375

Interest expense on deposits for the years ended December 31, 2020 and 2019 is as follows (in thousands):

	2020	2019

Now	$238	$111
Money market	228	174
Savings	5	6
Time, $100,000 or more	99	115
Other time	482	817

	$1,052	$1,223

Time deposits with balances over the current FDIC limit of $250 thousand were $6.6 million and $16.3 million at December 31, 2020 and 2019, respectively.

Deposit balances of officers and directors and their affiliated interests totaled approximately $337 thousand and $242 thousand at December 31, 2020 and 2019, respectively.

The Bank has certain deposit accounts they control on behalf of their borrowers associated with reserves for loan closings.  As of December 31, 2020, there were 24 money market accounts and 52 deposit accounts totaling approximately $1.2 million and $5.2 million, respectively.  As of December 31, 2019, there were 22 money market accounts and 27 deposit accounts totaling approximately $1.3 million and $1.1 million, respectively.

The Bank holds certain certificate of deposit accounts they manage on behalf of the DC Government and borrowers associated with the DC Government’s Site Acquisition Funding Initiative (“SAFI”) program. The DC Government provided the Bank with $5.0 million in restricted SAFI funds in 2005 to be used to help collateralize qualified borrower loans. As of December 31, 2020, and 2019, there was an unallocated balance of the SAFI funds of $0 and $5.0 million, respectively, held in a money market account on behalf of the DC Government.

Deposit accounts in an overdraft position totaled approximately $9 thousand and $14 thousand as of December 31, 2020 and 2019, respectively.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Some of the Bank’s CD deposits are brokered through participation in the Certificate of Deposit Account Registry Service (“CDARS”). These deposits totaled $86.3 million and $86.0 million at December 31, 2020 and 2019, respectively, and are included in other time deposits. In addition, the Bank also has Insured Cash Sweep (“ICS”) brokered deposits which totaled $45.8 million and $45.9 million as of December 31, 2020 and 2019, respectively, and are included in NOW deposits.

8.   Securities Sold Under Agreements to Repurchase

The Bank enters into agreements under which it sells securities subject to an obligation to repurchase the same or similar securities. Under these arrangements, the Bank may transfer legal control over the assets but still retain effective control through an agreement that both entitles and obligates the Bank to repurchase the assets.

As a result, these repurchase agreements are accounted for as collateralized financing agreements (i.e., secured borrowings) and not as a sale and subsequent repurchase of securities. The obligation to repurchase the securities is reflected as a liability in the Banks’s consolidated balance sheets, while the securities underlying the repurchase agreements remain in the respective investment securities asset accounts. In other words, there is no offsetting or netting of the investment securities assets with the repurchase agreement liabilities. The types of securities that have been included as collateral include $8.8 million of U.S. Government Agency securities, $31.1 million of mortgage-backed securities, $0.3 million of collateralized mortgage obligations, and $7.0 million of SBA loan pools.

The weighted average rate paid on repurchase agreements was 0.25% for both the years ended December 31, 2020 and 2019.

The following table presents the liabilities subject to an enforceable master netting arrangement or repurchase agreements as of December 31, 2020 and 2019 (dollars in thousands):

				Gross Amounts Not Offset in the Balance Sheets
December 31, 2020	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheets	Net Amounts of Liabilities Presented in the Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount

Repurchase agreements:
Commercial customers (a)	$47,429	$-	$47,429	$47,429	$-	$-

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

				Gross Amounts Not Offset in the Balance Sheets
December 31, 2019	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheets	Net Amounts of Liabilities Presented in the Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount

Repurchase agreements:
Commercial customers (a)	$32,333	$-	$32,333	$32,333	$-	$-

(a)	As of December 31, 2019, and 2018, the fair value of securities pledged in connection with repurchase agreements was $47.2 million and $32.9 million, respectively.

9.   Federal Home Loan Bank (FHLB) Advance and Line of Credit

On January 5, 2018, the Bank borrowed $3.5 million of PRC Hybrid variable rate product from FHLB.  The maturity date of the advance is January 6, 2025.  At December 31, 2020 and 2019, the remaining balance of the advance is $3.1 million and $3.2 million, respectively.  The advance rate is 2.60% at December 31, 2020 and 2019 and the interest paid in 2020 and 2019 is $83 thousand and $87 thousand, respectively.

As of December 31, 2020 and 2019, the Bank owns capital stock of the FHLB as a condition for a $98.6 million and $87.2 million available line of credit from the FHLB, which is based on 25% of the Bank’s total assets at September 30, 2020 and 2019, respectively. As of December 31, 2020 and 2019, the Bank had $3.1 million and $3.2 million advance outstanding on this facility. This facility is secured by qualifying real estate mortgages pledged as collateral. As of December 31, 2020 and 2019, the qualifying pledged real estate mortgages totaled $22.0 million and $19.0 million, respectively.

10. Notes Payable

City First Capital 45, LLC (“CFC 45”) is a partnership whose members include CF New Markets Advisors, LLC (“CFNMA”) and City First New Markets Fund II, LLC (“Fund II”). This CDE acts in effect as a pass-through for a Merrill Lynch NMTC Corp. (“Merrill Lynch”) allocation totaling $14.0 million that needed to be deployed. In December 2015, Merrill Lynch made a $14.0 million non-recourse loan to CFC 45, whereby CFC 45 passed that loan through to a Qualified Active Low Income Business (“QALICB”). The loan to the QALICB is secured by a Leasehold Deed of Trust that due to the pass-through, non-recourse structure is operationally and ultimately for the benefit of Merrill Lynch rather than CFC 45. Debt service payments received by CFC 45 from the QALICB are passed through to Merrill Lynch in return for which CFC 45 receives a servicing fee. The financial statements of CFC 45 are consolidated with those of the Bank and the Company.

There are two notes for CFC 45. Note A is in the amount of $9.9 million with a fixed interest rate of 5.2% per annum. Note B is in the amount of $4.1 million with a fixed interest rate of 0.24% per annum. Quarterly interest only payments commenced in March 2016 and will continue through March 2023 for Notes A and B. Beginning in June 2023, quarterly principal and interest payments will be due for Notes A and B. Both notes will mature on December 1, 2040.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

11. Bank Enterprise Award (“BEA”) Grants

In December of 2020 and 2019, the Bank was awarded Bank Enterprise Award (BEA) grants by the CDFI Fund of $203 thousand and $143 thousand based on distressed community financing activities from 2019 to 2020 and 2018 to 2019, respectively.  For the year ended December 31, 2020 and 2019, $152 thousand and $210 thousand of the BEA grants was earned and recognized into other noninterest income based on the achievement of certain community development lending and/or service activity and the related performance process having been completed, respectively.  As of December 31, 2020, $217 thousand of the BEA grants has been deferred on the Company’s balance sheet, respectively.

In July 2018, a separate $233 thousand BEA grant was awarded to the Bank based on distressed community financing activities from 2017 to 2018.  For the year ended 2019, $23 thousand or the remaining 10% of this BEA grant was fully earned and recognized into other noninterest income based on the achievement of certain community development lending and/or service activity and the related performance process having been completed.

12. Common Stock

The following is a summary of the common stock of the Company (dollars in thousands, except per share data):

	2020	2019

Class A voting stock – par value $0.50 per share, authorized 3,000,000 shares: issued 2020 1,060,438; 2019 1,060,338; outstanding 2020 1,027,438; 2019 1,027,338	$530	$530
Class B non-voting common stock – par value $0.50 per share, authorized 3,000,000 shares: issued 2020 836,975; 2019 836,975; outstanding 2020 836,975; 2019 836,975	419	419

	$949	$949

13.Treasury Stock

In February 2009, one of the Company’s Class A Shareholders contributed 33,000 shares of stock, valued at $10 per share, back to the Company. This donation was recorded through Surplus and is reflected as Treasury Stock at a value of $330 thousand.

14. Preferred Stock

On October 22, 2009, the Shareholders approved a change to the Company’s Articles of Incorporation authorizing the Company to issue 1,000,000 shares of Preferred Stock, $0.50 par value per share.

On June 28, 2017, the Company issued 3,000 shares of Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) for a total sales price of $3.0 million. These Series B Preferred shares have aggregate liquidation preference over the common shareholders.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Dividends will accrue and be paid quarterly at a rate of 4% per year.  The shares of Series B Preferred Stock do not have voting rights except in limited circumstances and are not subject to mandatory redemption or a sinking fund.

During the years ended December 31, 2020 and 2019, the Company paid dividends of $120 thousand and $120 thousand, respectively, on the Series B Preferred Stock.

15. Retirement Plan

The Bank has a 401(k) Profit Sharing Plan, which covers substantially all employees who are over 21 years old with at least 3 months of service. Participants may make salary contributions from their compensation up to the IRS limit, 100% of which will be matched by the Bank, up to 3% of each employee’s contribution. In addition, the Bank makes a non-elective safe harbor contribution of 3% of each eligible employee’s compensation. The Bank accrued contributions to the plan of $284 thousand and $228 thousand for the years ended December 31, 2020 and 2019, respectively.

16. New Markets Tax Credit Program

In December 2000, Congress enacted the New Markets Tax Credit (“NMTC”) program. The administrator of the NMTC program is the U.S. Treasury Department’s Community Development Financial Institutions Fund, which allocates those federal tax credits. The tax credits are used to induce equity investments in CDEs, which in turn make investments in projects in low-income communities.

The Company and its affiliate, City First New Markets Fund II, LLC (‘‘Fund II’’), are CDEs that hold NMTC allocation authority to assist in raising capital for investment in QALICBs. In 2003, the Company was granted an allocation of NMTC authority from the CDFI in the amount of $73.0 million to induce equity investments (‘‘Qualified Equity Investments’’ or ‘‘QEIs’’) that qualify for tax credits. In 2007, 2009, 2011, 2012, 2014, 2015 and 2016, Fund II was awarded $90.0 million, $67.0 million, $70.0 million, $70.0 million, $48.0 million $50.0 million and $75.0 million, respectively, in authority.

In order to manage Fund II’s $90.0 million allocation, CFC Fund Manager II, LLC (‘‘Manager II’’) was organized in 2007. For this allocation, CFNMA holds a 62.5% ownership interest in Manager II and an affiliate of The Bernstein Companies holds a 37.5% ownership interest. The net income of Manager II is allocated to its owners based on their share of ownership interest. All allocations granted under these terms were repaid prior to December 31, 2019.

Manager II also manages the $67.0 million allocation awarded in 2009 and a $70.0 million allocation awarded in 2011. For these two allocations, CFNMA holds a 70% ownership interest in Manager II and an affiliate of The Bernstein Companies holds a 30% ownership interest. All allocations granted under these terms were repaid prior to December 31, 2019.

Manager II also manages a $70.0 million allocation awarded in 2012, the $48 million allocation in 2014, the $50.0 million allocation awarded in 2015, and the $75 million allocation awarded in 2016. For these allocations, the ownership interest changed to 75% and 25% between CFNMA and an affiliate of The Bernstein Companies, respectively.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Through December 31, 2020 and 2019, the Company had induced $73 million in QEIs directly and its affiliates had induced $470 million in QEIs of which $169 million is currently outstanding. CFNMA’s financial results (See Note 24) are consolidated into the Company.

Although the CDEs formed by Manager II to conduct the NMTC transactions are affiliates, Manager II’s ownership interests in these CDEs are de minimus.

In 2015, City First Capital 45, LLC (“CFC 45”) was formed to in effect act as a pass-through entity for a Merrill Lynch NMTC Corp. (“Merrill Lynch”) allocation totaling $14.0 million (see Note 10). The financial statements for CFC 45 are consolidated with those of the Bank and the Company.

17. Regulatory Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. The Company and the Bank must meet specific capital adequacy guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Federal bank regulators require the Company and the Bank maintain minimum ratios of core capital to adjusted average assets of 4.0%, common equity Tier 1 capital to risk-weighted assets of 4.5%, Tier 1 capital to risk-weighted assets of 6.0% and total risk-based capital to risk-weighted assets of 8.0%. At December 31, 2020, the Company and the Bank met all the capital adequacy requirements to which they were subject. At December 31, 2020, the Bank was “well capitalized” under the regulatory framework for prompt corrective action. To be “well capitalized,” the Bank must maintain minimum leverage, common equity Tier 1 risk-based, Tier 1 risk-based and total risk-based capital ratios of at least 5.0%, 6.5%, 8.0% and 10.0%, respectively. Management believes that no conditions or events have occurred since December 31, 2020 that would materially adversely change the Bank’s capital classifications. From time to time, we may need to raise additional capital to support the Bank’s further growth and to maintain the “well capitalized” status.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

A comparison of capital as of December 31, 2020 and 2019, with the minimum requirements is presented below (dollar amounts in thousands):

December 31, 2020	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets):
Company	$39,688	17.70%	$17,937	8.00%	$23,543	10.50%	N/A	N/A
Bank	36,291	16.20%	17,923	8.00%	23,524	10.50%	$22,403	10.00%

Tier 1 capital common equity (to risk-weighted assets):
Company	$37,595	16.77%	$10,090	4.50%	$15,695	7.00%	N/A	N/A
Bank	34,198	15.26%	10,082	4.50%	15,682	7.00%	$14,562	10.00%

Tier 1 capital (to risk-weighted assets):
Company	$37,595	16.77%	$13,453	6.00%	$19,059	8.50%	N/A	N/A
Bank	34,198	15.26%	13,442	6.00%	19,043	8.50%	$17,923	8.00%

Tier 1 capital (to adjusted total assets):
Company	$37,595	8.89%	$16,917	4.00%	$16,917	4.00%	N/A	N/A
Bank	34,198	8.09%	16,917	4.00%	16,917	4.00%	$21,146	5.00%

December 31, 2019	Actual		For Capital Adequacy Purposes		Minimum Capital Adequacy with Capital Buffer		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets):
Company	$39,262	21.56%	$14,568	8.00%	$19,121	10.500%	N/A	N/A
Bank	35,889	19.63%	14,626	8.00%	19,197	10.500%	$18,283	10.00%

Tier 1 capital common equity (to risk-weighted assets):
Company	$37,052	20.34%	$8,197	4.50%	$12,751	7.000%	N/A	N/A
Bank	33,679	18.42%	8,228	4.50%	12,799	7.000%	$11,885	6.50%

Tier 1 capital (to risk-weighted assets):
Company	$37,052	20.34%	$10,930	6.00%	$15,484	8.500%	N/A	N/A
Bank	33,679	18.42%	10,970	6.00%	15,541	8.500%	$14,627	8.00%

Tier 1 capital (to adjusted total assets):
Company	$37,052	10.14%	$14,616	4.00%	$14,616	4.000%	N/A	N/A
Bank	33,679	9.22%	14,611	4.00%	14,611	4.000%	$18,264	5.00%

Under Federal banking laws, the Board of Directors may only declare cash dividends from undivided profits after providing for expenses, losses, interest and taxes accrued or due.

18. Commitments and Contingencies

As described in Note 16, as of December 31, 2020, the Company has been awarded authority to induce, either directly or through subsidiaries, $543 million in QEIs to investors on a dollar for dollar basis of the equity investment made into a CDE. Some investors have required that the Company, agree to indemnify them against losses if the NMTCs are recaptured by the IRS under certain limited and defined circumstances, mainly due to (i) the loss by the CDE issuing the QEI of its CDE status or (ii) a distribution made by the CDE’s manager that is in excess of the CDE’s operating income and without the consent of the investor. Each agreement is limited in the amount payable to the investor, with the maximum payable by the Company under all agreements issued through December 31, 2020 being approximately $8.4 million (approximately $8.7 million as of December 31, 2019). The Company’s management has put in place a number of compliance programs to manage the potential recapture events covered by these agreements and these events are largely under the control of the Company.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Various legal claims arise from time to time in the normal course of business. In the opinion of management, none have occurred that will have a material effect on the Company’s consolidated financial statements.

19. Other Expenses

The following is a summary of other expenses (in thousands):

	2020	2019

Insurance	$108	$91
Marketing	11	140
Bank security	81	113
FED correspondence and CDARS/ICS fees	202	187
Director fees	208	141
FDIC/OCC assessment	164	129
Miscellaneous tax expense	155	115
Donations and contributions	58	80
Provision for credit losses on unfunded commitments	102	(71)
Other	694	449

	$1,783	$1,374

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CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

20. Fair Values of Financial Instruments

In accordance with the disclosure requirements of ASC Topic 825, Fair Value of Financial Instruments, the estimated fair value and the related carrying values of the Company’s financial instruments are as follows (in thousands):

December 31,	2020		2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial Assets:
Cash and due from banks	$853	$853	$2,293	$2,293
Interest bearing deposits in other financial institutions	28,322	28,322	67,561	67,561
Federal funds sold	53,896	53,896	48,454	48,454
Certificates of deposit in other financial institutions	2,722	2,773	4,954	4,971
Investment securities available-for-sale	125,462	125,462	94,362	94,362
Federal Reserve Bank stock	693	693	693	693
Federal Home Loan Bank stock	479	479	479	479
Loans, less allowance for credit losses	215,735	218,108	138,495	138,290

Financial Liabilities:
Non-interest-bearing demand deposits	44,542	44,542	41,472	41,472
NOW & Savings deposits	120,520	120,520	88,988	88,988
Money market	67,905	67,905	37,843	37,843
Time deposits	97,375	97,439	106,936	106,686
FHLB advances	3,092	3,243	3,232	3,305
Notes payable	14,000	14,000	14,000	14,000
Securities sold under agreements to repurchase	47,429	47,429	32,333	32,333

For purposes of the disclosures of estimated fair value, the following assumptions were used:

Cash and Due from Banks

The carrying amounts reported in the balance sheet for cash and due from banks approximate those assets’ fair values.

Federal Funds Sold

Federal funds sold are short term investments maturing in one day. As such, the estimated fair value is the carrying amount as of the reporting date.

Certificates of Deposit in Other Financial Institutions and Deposits

The estimated fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, NOW and money market accounts, is the amount payable on demand at the reporting date. The fair value of time deposits and certificates of deposit is based on the rates currently offered for deposits of similar maturities.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Investment securities

Fair values for investment securities are based on quoted market prices, where applicable. When quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Federal Reserve Bank and Federal Home Loan Bank Stocks

The carrying amount of these stocks approximates fair value and considers the limited marketability of such securities.

Loans

The estimated fair value is determined by a method which approximates discounted future cash flows using current market rates for loans to borrowers with similar credit ratings and for the same maturities.

FHLB Advances

Fair Values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity. These prices obtained from this active market represent a fair market value that is deemed to represent the transfer price if the liability were assumed by a third party.

Notes Payable

The carrying amount reported in the balance sheet for notes payable approximates the fair value, as the notes payable are non-recourse to the Company.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are short-term borrowings maturing in one day. As such, the estimated fair value is the carrying amount as of the reporting date.

21. Fair Value Measurements

ASC Topic 820, Fair Value Measurements provides a framework for measuring and disclosing fair value under generally accepted accounting principles. ASC Topic 820 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

ASC Topic 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Fair Value Hierarchy

Level 1 ‑ Quoted prices in active markets for identical assets or liabilities.

Level 2 ‑ Other significant observable inputs (including quoted prices in active markets for similar assets or liabilities).

Level 3 ‑ Significant unobservable inputs (including the Bank’s own assumptions of what an independent investor would consider in determining the fair value of assets or liabilities).

In determining the appropriate levels, the Bank performs a detailed analysis of assets and liabilities that are subject to ASC Topic 820.

The following table presents fair value measurements on a recurring basis as of December 31, 2020 (in thousands):

December 31, 2020	Level 1	Level 2	Level 3	Fair Value

U.S. Government agencies	$-	$25,459	$-	$25,459
Mortgage-backed securities	-	80,771	-	80,771
Collateralized mortgage obligations	-	2,042	-	2,042
Municipal taxable	-	1,230	-	1,230
SBA loan pools	-	15,960	-	15,960

Total	$-	$125,462	$-	$125,462

The following table presents fair value measurements on a recurring basis as of December 31, 2019 (in thousands):

December 31, 2019	Level 1	Level 2	Level 3	Fair Value

U.S. Government agencies	$-	$22,703	$-	$22,703
Mortgage-backed securities	-	63,840	-	63,840
SBA loan pools	-	7,819	-	7,819

Total	$-	$94,362	$-	$94,362

Securities available-for-sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments, which are considered Level 2 inputs.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The Bank may also be required, from time to time, to measure certain other financial and non-financial assets and liabilities at fair value on a non-recurring basis in accordance with GAAP. The following table presents all fair value measurements on a non-recurring basis as of December 31, 2020 and 2019 (in thousands):

December 31, 2020	Level 1	Level 2	Level 3	Fair Value

Impaired loans	$-	$-	$2,844	$2,844

December 31, 2019	Level 1	Level 2	Level 3	Fair Value

Impaired loans	$-	$-	$2,102	$2,102

Measured on a Non-Recurring Basis:

Financial Assets and Liabilities

The Bank is predominantly a cash flow lender with real estate serving as collateral on a majority of loans. Loans which are deemed to be impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral, adjusted by approximately 7% for selling and legal costs. The Bank determines such fair value from independent appraisals, which management considers to be level 3 inputs.

At December 31, 2020, the fair value of impaired loans included loans totaling $2,844 net of partial charge-offs of $0.

At December 31, 2019, the fair value of impaired loans included loans totaling $2,102 net of partial charge-offs of $29 thousand.

Non-Financial Assets and Non-Financial Liabilities

The Company has no non-financial assets or non-financial liabilities measured at fair value on a recurring basis. Certain non-financial assets and non-financial liabilities typically measured at fair value on a non-recurring basis include foreclosed assets (upon initial recognition or subsequent impairment) and other non-financial long-lived assets measured at fair value for impairment assessment.

Foreclosed real estate, which is considered to be non-financial assets, is valued using a market approach. The values are determined using current market prices of similar real estate assets, which the Bank considers to be level 2 inputs. As of December 31, 2020 and 2019, the Company has $0 in foreclosed real estate.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

22. Revenue Recognition

Topic 606’s core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled.

Management determined that revenue derived from financial instruments, including revenue from loans receivable, along with non-interest income resulting from other loans receivable related fees, are not within the scope of Topic 606.

Topic 606 is applicable to non-interest income streams such as service charges on deposits and other non-interest income. Non-interest revenue streams in-scope of Topic 606 are discussed below.

Service Charges and Activity Fees on Deposits

Service charges on deposit accounts consist of monthly ATM Income, Wire Transfer Fees, and other Deposit related fees. The Bank’s performance obligation for monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Bank’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts. The Bank’s performance obligation for wire transfers and returned deposit fees, are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

BEA Grant Income

As discussed in Note 11, the Bank is awarded Bank Enterprise Award grants by the CDFI Fund annually based on distressed community financing activities for the previous years. Income is recorded based on the achievement of the criteria included in the grant.

NMTC Origination and Maintenance Fees

The Company earns origination fees as part of the initiation of a new NMTC transaction. These fees are recognized as income in the period when the loan funds. The Company earns annual management fees for each NMTC transaction for servicing the loan. The annual management fee is recorded monthly, as servicing requires monthly interaction. Both these fees are recorded in other non-interest income.

Other

Other non-interest income not discussed above consists primarily of other non-recurring revenue. This revenue is miscellaneous in nature and is recognized as income upon receipt.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The following presents non-interest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the year ended December 31, 2020 (in thousands).

2020

Non-Interest Income
In-scope of Topic 606
Service Charges and Activity Fees on Deposits	$52
BEA Grant Income	152
NMTC Origination and Maintenance Fees	667
Other Non-Interest Income	104

Non-Interest Income (in-scope of Topic 606)	975

Non-Interest Income (out-of-scope of Topic 606)	873

Total Non-Interest Income	$1,848

Contract Balances

A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company’s non-interest revenue streams are largely based on transactional activity. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. As of December 31, 2020 and 2019, the Company did not have any contract balances.

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

23. Parent Company Financial Information

The balance sheets of the parent company, CFBanc Corporation, as of December 31, 2020 and 2019, and the related statements of income and cash flows for the years then ended are presented below:

Balance Sheets
(Dollars in thousands)

December 31,	2020	2019

Assets
Cash and due from banks	$3,166	$4,157
Investment in subsidiary, at equity	35,420	34,055
Other	230	58

Total Assets	$38,816	$38,270

Liabilities and Stockholders’ Equity

Liabilities
Accrued expenses and other liabilities	$-	$840

Stockholders’ Equity
Common stock	949	949
Preferred stock	3,000	3,000
Surplus	18,246	18,246
Retained earnings	15,679	15,109
Accumulated other comprehensive loss, net of tax	1,105	376
Less: Treasury stock	(330)	(330)

Total CFBanc Corporation and Subsidiaries stockholders’ equity	38,649	37,350

Noncontrolling interest	167	80

Total Stockholders’ Equity (including noncontrolling interest)	38,816	37,430

Total Liabilities and Stockholders’ Equity	$38,816	$38,270

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

Statements of Income
(Dollars in thousands)

Years ended December 31,	2020	2019

Income
Equity in net income of subsidiary	$756	$1,695
Other	21	7

Total Income	777	1,702

Expenses

Other	-	-

Total Expenses	-	-

Net Income	777	1,702

Less: Net income attributable to noncontrolling interest	(87)	(243)

Net Income Attributable to CFBanc Corporation and Subsidiaries	$690	$1,459

Statements of Cash Flows
(Dollars in thousands)

Years ended December 31,	2020	2019

Cash Flows from Operating Activities
Net income	$777	$1,702
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income in subsidiary	(756)	(1,695)
Changes in assets and liabilities:
Increase in other assets	(172)	(10)
Decrease in other liabilities	(840)	(198)

Net Cash Used in Operating Activities	(991)	(201)

Cash Flows from Investing Activities
Dividends received from subsidiary	120	120

Net Cash Provided by Investing Activities	120	120

Cash Flows from Financing Activities
Preferred stock dividends paid	(120)	(120)

Net Cash Used in Financing Activities	(120)	(120)

Net decrease in cash and cash equivalents	(991)	(201)

Cash and Cash Equivalents, Beginning of Year	4,157	4,358

Cash and Cash Equivalents, End of Year	$3,166	$4,157

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

24. Other Subsidiary Information

For informational purposes, the Company is presenting the financial information of its majority-owned subsidiary, CFNMA, and CFNMA’s wholly-owned subsidiaries, City First Capital IX, LLC and CFC 45. The balance sheets of the Company’s majority-owned subsidiary, CF New Markets Advisors, LLC, as of December 31, 2020 and 2019, and the related statements of income for the years then ended are presented below:

CF New Markets Advisors, LLC
Balance Sheets
(Dollars in thousands)

December 31,	2020	2019

Assets
Cash and due from banks	$7,678	$7,850
Loans	14,000	14,000
Accounts receivable	47	47
Investment in subsidiaries	24	39
Prepaid expenses and other assets	286	26

Total Assets	$22,035	$21,962

Liabilities and Members’ Capital

Liabilities
Notes payable	$14,000	$14,000
Accrued expenses and other liabilities	185	147

Total Liabilities	14,185	14,147

Members’ Capital
Retained earnings	7,683	7,735

Total CFNMA members’ capital	7,683	7,735

Noncontrolling interest	167	80

Total Members’ Capital (including noncontrolling interest)	7,850	7,815

Total Liabilities and Members’ Capital	$22,035	$21,962

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

CF New Markets Advisors, LLC
Statements of Income
(Dollars in thousands)

Years ended December 31,	2020	2019

Income
Net interest income on loan	$35	$35
Equity in net loss of subsidiaries	-	-
Origination and other fee income on NMTC transactions	667	1,435

Total Income	702	1,470

Expenses
Salaries	312	340
Professional fees	321	324
Indemnity fees	-	147
Operating expense	55	85

Total Expenses	688	896

Income before income taxes	14	574

(Benefit from) Provision for Income Taxes	(21)	93

Net Income	35	481

Less: Net income attributable to noncontrolling interest	(87)	(243)

Net (Loss) Income Attributable to CFNMA	$(52)	$238

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The balance sheets of CF New Markets Advisors, LLC’s wholly-owned subsidiary, City First Capital IX, LLC, as of December 31, 2020 and 2019, and the related statements of income for the years then ended are presented below:

City First Capital IX, LLC
Balance Sheets
(Dollars in thousands)

December 31,	2020	2019

Assets
Cash and due from banks	$1,391	$1,391

Total Assets	$1,391	$1,391

Liabilities and Members’ Capital

Members’ Capital
Retained earnings	$1,391	$1,391

Total Members’ Capital	1,391	1,391

Total Liabilities and Members’ Capital	$1,391	$1,391

City First Capital IX, LLC
Statements of Income
(Dollars in thousands)

Years ended December 31,	2020	2019

Income
Interest income on loan	$-	$-
Other fee income	-	-

Net Income	$-	$-

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

The balance sheets of CF New Markets Advisors, LLC’s wholly-owned subsidiary, City First Capital 45, LLC, as of December 31, 2020 and 2019, and the related statements of income for the years then ended are presented below:

City First Capital 45, LLC
Balance Sheets
(Dollars in thousands)

December 31,	2020	2019

Assets
Cash and due from banks	$6	$6
Loans	14,000	14,000
Accrued interest receivable	47	47
Accounts receivable	3	3

Total Assets	$14,056	$14,056

Liabilities and Members’ Capital

Liabilities
Notes payable	$14,000	$14,000
Interest payable	47	47
Other liabilities	3	3

Total Liabilities	14,050	14,050

Members’ Capital
Surplus	6	6

Total Members’ Capital	6	6

Total Liabilities and Members’ Capital	$14,056	$14,056

City First Capital 45, LLC
Statements of Income
(Dollars in thousands)

Years ended December 31,	2020	2019

Income
Net interest income on loan	$35	$35

Total Income	35	35

Expenses
Other	35	35

Total Expenses	35	35

Net Income	$-	$-

CFBanc Corporation and Subsidiaries

Notes to Consolidated Financial Statements

25. Subsequent Events

The Company evaluates subsequent events that have occurred after the balance sheet date but before the consolidated financial statements are issued. There are two types of subsequent events: (1) recognized, or those that provide additional evidence about conditions that existed at the date of the balance sheet, including estimates inherent in the process of preparing consolidated financial statements, and (2) non-recognized, or those that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date.

The Company has evaluated events and transactions occurring subsequent to the balance sheet date of December 31, 2020 for items that should potentially be recognized or disclosed in these financial statements. The evaluation was conducted through May 20, 2021, the date these financial statements were available to be issued.

The Coronavirus Response and Relief Supplemental Appropriations Act (CRRSA) enacted on December 27, 2020, the federal government’s follow-up to the CARES Act, provides approximately $285 billion for a new round of the Paycheck Protection Program (PPP). As of April 1, 2021, the date of the merger, the Bank originated $23.1 million of PPP loans as part of this round, with associated deferred fees amounting to approximately $761 thousand at origination which are being accreted over the life of the loans.